Kaman Corporation Bloomfield, CT 06002 (860) 243-7100	NEWS

KAMAN SIGNS ACCORD WITH COMMONWEALTH OF AUSTRALIA ESTABLISHING MUTALLY AGREED TERMS FOR CONCLUSION OF THE SH-2G(A) HELICOPTER PROGRAM

BLOOMFIELD, Conn. (March 19, 2008) Kaman Corp. (NASDAQ-GS:KAMN) reported today that its subsidiary, Kaman Aerospace International Corporation (Kaman), has reached an agreement with the Commonwealth of Australia that establishes mutually agreed terms for conclusion of the SH-2G(A) Super Seasprite program.

Under the terms of the Agreement, ownership of the 11 SH-2G(A) Super Seasprite helicopters will be transferred to Kaman along with spare parts and associated equipment. The transfer is subject to US government approval and the Commonwealth will carry out that process, which could take several months. Thereafter, Kaman will seek to sell the aircraft to another customer or customers and will share the proceeds of each sale with the Commonwealth under a pre-established formula.  Kaman has agreed that at least $37 million (US) of such payments will be made to the Commonwealth regardless of sales, with at least $25 million (US) to be paid by March 2011, and $6 million (US) each in years 2012 and 2013. Under the agreement, Kaman  will forego payment on approximately $35 million (US) in net unbilled receivables in exchange for the helicopters, spare parts and equipment, which will be recorded as inventory.  The value of this inventory is expected to exceed the amount of the net unbilled receivables and the guaranteed payments.

In commenting on the agreement, Neal J. Keating, chairman, president and chief executive officer of Kaman Corporation, said, "We appreciate the Australian government's willingness to work with us to develop a mutually satisfactory path to conclude their Super Seasprite program.  We are also pleased to have the opportunity to sell these highly capable aircraft to another customer."

The Kaman Super Seasprite is currently serving with the governments of Egypt, New Zealand and Poland. The aircraft also served with distinction as a front-line U.S. Navy helicopter, where its reliability and durability were well respected.

Kaman Corp. conducts business in the aerospace and industrial distribution markets.

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Company representatives in U.S.:
Eric Remington	Sal Bordonaro
Vice President	President, Kaman Helicopters Division
(860) 243-6334	(860) 243-7005
Eric.Remington@kaman.com	Sal.Bordonaro@kaman.com

Company representatives in Sydney:
Steve Rutter	Louise Allen
SH-2G(A) Program Manager	Senior Executive
Mobile: (860) 573-6289	Hill & Knowlton Australia
Steve.Rutter@kaman.com	Telephone: 61 2 9286 1205
Mobile: 61 (0) 411 029 693
Jacquelynne Willcox	lallen@hillandknowlton.com.au
Director, Public Affairs
Hill & Knowlton Australia
Mobile: 61 (0) 419833649
jwillcox@hillandknowlton.com.au